Exhibit 99.1

FOR:	PW Eagle, Inc.
1550 Valley River Drive
Eugene, OR 97440
(Nasdaq-NMS: "PWEI")

CONTACT:	Scott Long
Chief Financial Officer, PW Eagle, Inc.

PW Eagle Provides Clarification of First Quarter 2006 Outlook

PW Eagle, Inc. (Nasdaq: PWEI) (the "Company") is issuing this press release to clarify certain statements contained in its press release issued February 15th announcing its earnings results, as well as certain statements made on the earnings conference call, which occurred on February 16th.

In the press release issued on Wednesday, February 15th, Jerry Dukes stated "we expect our first quarter 2006 profitability to be substantially above the prior year's first quarter but lower than the fourth quarter of 2005." Since the Company's policy is not to provide quantitative guidance, Mr. Dukes's statement was intended to be a general indication of the status of the business in the first quarter, particularly in light of the record performance of the fourth quarter of 2005, and not guidance with an unreasonably large range. Unfortunately, his comments were interpreted by some as providing quantitative guidance for the first quarter 2006 that the earnings per share would be between $0.27 per share and $3.56 per share and that net income would be between $2.7 million and $39.1 million. We regret that our intention was not clearer.

On the conference call, Mr. Spell put the general outlook for the first quarter 2006 in an historical perspective. He noted PW Eagle's best first quarter occurred in 2000 when the Company reported earnings per share of approximately $0.87 per share, and the next best first quarter for the Company was in 2005 with reported earnings per share of approximately $0.27 per share. Mr. Spell then noted that since we expect the earnings for the first quarter 2006 to exceed those of the first quarter last year that would make the first quarter 2006 at least the second best first quarter in the Company's history. Some people have interpreted his comments to infer that the earnings per share for the first quarter 2006 would be between $0.27 per share and $0.87 per share, an inference that is incorrect. These comments were not intended to provide quantitative guidance for the first quarter 2006, they were meant to indicate that the first quarter 2006 would be at a minimum the second best quarter in the Company's history and could certainly be the best first quarter in Company history. They were not intended to establish a range of performance but to put our general outlook for the first quarter in an historical perspective.

PW Eagle has said and reaffirms that it will not provide any quantitative guidance with respect to future performance, but will provide its general outlook with respect to the industry and Company conditions. In that regard, we have stated that the operating performance of the first quarter 2006 should be strong and management is optimistic and extremely encouraged about the current status and prospects for the business.

PW Eagle is a leading extruder of PVC pipe products and its wholly-owned subsidiary, USPoly Company, LLC, is a leading manufacturer of PE pipe and fittings. Together they operate fourteen manufacturing facilities across the Untied States. PW Eagle's common stock is traded on the Nasdaq Market under the symbol "PWEI".

Forward-Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are "forward-looking" statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made in this press release, which relate to our expectations for performance in the first quarter of 2006 and our expected earnings in the first quarter of 2006 compared to the first and fourth quarters of 2005, involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. Actual results could differ if the economy, and particularly the segments of the economy that impact the Company's business, does not grow and perform at least as well as forecast. In addition, actual results could differ as a result of: (i) a slowdown in the United States economy; (ii) the failure of the Gross Domestic Product to improve during the remainder of 2006 and thereafter; (iii) an increase in interest rates; (iv) a decline in the construction of commercial and residential building; (v) a fluctuation in raw material prices; and (vi) a greater supply of PVC and PE pipe than market demand for such products caused by cyclical fluctuations in the supply and demand for pipe. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potential inaccurate assumptions. We undertake no obligation to update "forward-looking" statements.

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